Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated March 9, 2022 (to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Barclays Bank PLC – Trigger PLUS Based on the Value of the EURO STOXX 50® Index due April 5, 2028

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underlier:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”)
Pricing date:	March 16, 2022
Original issue date:	March 21, 2022
Valuation date:	March 31, 2028
Maturity date:	April 5, 2028
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•     If the final underlier value is greater than the initial underlier value:

$10 + leveraged upside payment

•     If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$10

•     If the final underlier value is less than the trigger value:

$10 × underlier performance factor

This amount will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	At least 205% (to be determined on the pricing date)
Trigger value:	75% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06748B414 / US06748B4142
Additional terms	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement	http://www.sec.gov/Archives/edgar/data/312070/0000950103 22004270/dp168877_424b2-4524ms.htm
Payment on the Trigger PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Trigger PLUS Payoff Diagram*

Hypothetical Payment at Maturity*
Underlier Return	Payment at Maturity	Total Return on Trigger PLUS
150.00	$20.250	102.50%
140.00	$18.200	82.00%
130.00	$16.150	61.50%
120.00	$14.100	41.00%
110.00	$12.050	20.50%
105.00	$11.025	10.25%
100.00	$10.000	0.00%
95.00	$10.000	0.00%
90.00	$10.000	0.00%
85.00	$10.000	0.00%
80.00	$10.000	0.00%
75.00	$10.000	0.00%
74.99	$7.499	-25.01%
70.00	$7.000	-30.00%
60.00	$6.000	-40.00%
50.00	$5.000	-50.00%
40.00	$4.000	-60.00%
30.00	$3.000	-70.00%
20.00	$2.000	-80.00%
10.00	$1.000	-90.00%

* The graph and table above assume a hypothetical leverage factor of 205%. The actual leverage factor will be determined on the pricing date.

Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.000 and $9.358 per Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS, by acquiring the Trigger PLUS, each holder and beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Trigger PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

•	The Trigger PLUS do not pay interest or guarantee the return of any principal.
•	Any payment on the Trigger PLUS will be determined based on the closing levels of the underlier on the dates specified.
•	Investing in the Trigger PLUS is not equivalent to investing in the underlier or the securities composing the underlier.
•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Trigger PLUS are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the Trigger PLUS.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.
•	There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of non-U.S. equity securities.
•	The Trigger PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Trigger PLUS.
•	We and our affiliates, and any dealer participating in the distribution of the Trigger PLUS, may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Trigger PLUS and the Secondary Market

•	The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS.
•	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS.
•	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS.\

Tax Considerations

You should review carefully the section entitled “Additional Information about the Trigger PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.